Exhibit 10.21

MUTUAL SEPARATION AGREEMENT

BETWEEN:

TUCOWS INC.

(“Employer”)

- and -

ELLIOT NOSS

(“Executive”)

WHEREAS:

(a)

Executive is employed in the position of Chief Executive Officer of Employer pursuant to an employment agreement dated January 22, 2003 (the “Employment Agreement”) and in the position of Chief Executive Officer of its wholly-owned subsidiary, Ting Fiber LLC (“Ting”); and

(b)	Employer and Executive have mutually agreed to fully and finally resolve all matters, whether known or unknown, arising from Executive’s employment with Employer and/or Ting and the cessation thereof.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, which the parties acknowledge and agree are good and sufficient, the parties agree as follows:

1.

Executive’s employment with each of Employer and Ting shall cease effective as of 5:00 pm Eastern Standard Time (“EST”) on November 6, 2025 (the “Cessation Date”). The cessation of Executive’s employment extends and applies to all positions, directorships and offices held by Executive with Employer and all related or affiliated entities of Employer effective as of 5:00 pm EST on the Cessation Date, except for Executive’s position as Director on the Board of Directors of the Employer (the “Tucows Board”), which shall continue, subject to and in accordance with the Second Amended and Restated By-Laws, as amended, on the terms and conditions provided to other Directors of the Tucows Board.

2.

During the period between the date on which the Executive returns an original signed copy of this Mutual Separation Agreement to Employer and the Cessation Date, Executive shall (i) conduct himself in a manner consistent with (a) his job duties and responsibilities and fiduciary obligations as Chief Executive Officer and (b) the best interests of Employer, Ting and their respective affiliated and related entities, (ii) follow all reasonable directions from Employer, including the Tucows Board, Ting, and their respective affiliated and related entities in the course of his employment, (iii) not interfere with the operations of Employer, Ting or their affiliated and related entities, (iv) facilitate the transition of his role(s), and (v) not incur any business expenses without the prior authorization of Employer.

3.

The terms and conditions of this Mutual Separation Agreement will be null and void and of no further force and effect in the event that Executive’s employment with Employer terminates for any reason prior to the Cessation Date, other than termination of his employment by Employer without cause.

4.

Within thirty (30) days following the Cessation Date, Employer shall pay Executive all base salary and vacation pay that is accrued and unpaid up to and including the Cessation Date. A Record of Employment shall be issued by Employer in the normal course.

5.

Within thirty (30) days following the later of the Cessation Date or the date on which Executive provides a lawful written direction and all necessary information and documentation to effect his requested allocation, or if Executive elects to split the payment, on the schedule agreed to by the parties, Employer shall pay Executive an all-inclusive lump sum amount in the gross amount of $2,500,000 USD (the “Lump-Sum Payment”), less applicable deductions and withholdings, which may be allocated in a lawful way as between a retiring allowance, a personal RRSP direction, wages and legal fees, and/or, at the Executive’s election, to split the Lump-Sum Payment into two separate payments to be paid in December 2025 and January 2026, subject to the provision of a lawful written direction to be provided by Executive to the Employer by no later than seven (7) days following the Cessation Date as well as the provision of any information and documentation required by Employer to effect the same. The Lump-Sum Payment shall be paid in Canadian dollars, with such payments being converted from United States dollars using the most recent closing exchange rate of the Bank of Canada available before the date of payment (or if Executive elects to split the payment, before the date of payment of the first installment).

6.

Employer will reimburse Executive for his legal fees incurred by the Executive in connection with the negotiation of this Mutual Separation Agreement, to a maximum of $15,000 CAD, inclusive of HST and disbursements, subject to provision of a lawful written direction from Executive and an invoice from Executive’s counsel confirming that such allocated amount has been properly incurred.

7.

Employer shall continue Executive’s (and his dependent(s), as applicable) participation in Employer’s group health and dental benefits plan between the Cessation Date and the first to occur of (i) November 6, 2027, (ii) the date on which such plan(s) require cessation of such benefit(s) at the insistence of the insurer, in which case compensation in lieu will be provided (calculated based on the value of the applicable premium paid by Employer), or (iii) the date on which Executive begins participating in a comparable benefits plan as the primary user through another source. Continuance of any such coverage is subject to and in accordance with the terms and conditions of the applicable plan(s) in place and as amended from time to time, and is conditional upon Executive immediately advising Employer of his coverage through another source, if any.

8.

Executive acknowledges and agrees that the payments and benefits continuation set out in paragraphs 4, 4, 6 and 7, above, are in full and final satisfaction of any entitlements or claims that he may have in connection with his employment and/or the cessation of his employment with Employer (including any claims under statute, contract, or at common law), and that other than as set out in paragraphs 4, 4, 6 and 7, above, no other or further payments or benefits are due or owing to him or will become due or owing to him at any time in the future in relation to his employment and/or the cessation of his employment with the Employer. Without limiting the generality of the foregoing, Executive acknowledges and agrees that the payments and benefits continuation provided for herein are in lieu of any contractual termination or severance-related entitlements arising in the Employment Agreement (and not in addition to the same) and as such, that he has no further or other entitlements arising under the Employment Agreement.

9.	As a condition of this Mutual Separation Agreement, Executive shall:

(a)

execute a copy of this Mutual Separation Agreement and shall return an original signed copy of the same to the Employer, following which this Mutual Separation Agreement shall be countersigned by Employer;

(b)

on or after the Cessation Date but before 5:00 p.m. EST on the day immediately following the Cessation Date, execute the Release and Indemnity attached hereto as Schedule “A”, which is incorporated into and forms part of this Mutual Separation Agreement, and shall return an original signed copy of the same to Employer, following which the Release and Indemnity shall be countersigned by Employer; and,

(c)

return all Employer property in his possession or control within seven (7) days of the Cessation Date, unless Employer expressly agrees that he may retain certain property in connection with the transition assistance described in paragraph 2 above, or his performance of his role as a Director on the Tucows Board, or otherwise as approved by the Employer or the Tucows Board. Notwithstanding the foregoing, Employer agrees that Executive will maintain access to his Employer email and Google Workspace (G Suite) accounts for a period of up to six (6) months following the Cessation Date, for the sole purpose of transitioning his personal content and information (which he acknowledges must be done in collaboration with Employer and its IT team (and in compliance with any directions provided by Employer or its IT team) to ensure information security protocols are adhered to). For clarity, unless expressly authorized by the Employer or the Tucows Board, Executive agrees he will not otherwise have access to confidential Employer information, other than to fulfil his role as a Director on the Tucows Board, after he has returned all Employer property described above.

10.

The Employer agrees to confer with Executive on the preparation of mutually agreeable press releases and internal communications concerning the cessation of Executive’s employment. As a condition of this Mutual Separation Agreement, Executive agrees not to disclose the fact of his departure and/or the cessation of his employment with Employer to any party without the express authorization of the Board of Directors of the Employer, except to his immediate family, his respective legal and financial advisors, or as may be required by applicable law. Any disclosure to such permitted persons by Executive must be done in a confidential manner and any further disclosure by such parties constitutes a breach of this provision by Executive. Executive agrees that any communications concerning the departure and/or cessation of Executive’s employment which Executive may make must be authorized in advance by Employer and be consistent with similar Employer communications.

11.

Except as modified in this Mutual Separation Agreement, Executive shall comply with all post-employment restrictive covenants as set out in the Employment Agreement with Employer dated, including but not limited to the confidentiality and non-solicitation provisions contained therein. Without limiting the generality of the foregoing, Executive acknowledges, and shall at all times following the Cessation Date continue to comply with, his ongoing obligations with respect to the proprietary and confidential information and trade secrets of Employer and its related and affiliated entities. In this regard, Executive agrees and acknowledges that he shall not, at any time following the Cessation Date: (i) use or disclose any proprietary or confidential information or intellectual property or trade secrets of Employer and its related and affiliated entities for any purpose, either for his benefit, whether directly or indirectly, or for the benefit of any third party; or (ii) disclose any such proprietary or confidential information or intellectual property or trade secrets of Employer and its related and affiliated entities to any third party.

12.

The Employer agrees to waive the requirements of the non-competition provision contained in Section 7(a) of the Employment Agreement. For greater clarity, the other portions of Section 7, including Section 7(b), remain in effect and the Executive agrees, at all times following the Cessation Date, to comply with such Section, unless specifically provided for otherwise in this Mutual Separation Agreement.

13.

Subject to and in accordance with the terms and conditions of such plan(s) in place and as amended from time to time, Employer confirms that the fact of the cessation of Executive’s employment shall not alter the application of its current D&O insurance to actions or inactions taken by Executive during the course of his employment with Employer up to and including the Cessation Date.

14.

The unvested and unexercisable portion of the stock options to purchase common stock of Tucows, Inc., Wavelo and Ting that Executive holds immediately prior to the Cessation Date (“Outstanding Options”) will become fully vested and exercisable as of the Cessation Date. The vested and exercisable Outstanding Options will remain exercisable until the end of the respective term of each Outstanding Option.

15.

Executive and Employer each agree that they will keep the terms of this Mutual Separation Agreement (apart from a statement that all matters between the parties have been resolved to their mutual satisfaction), including any discussions leading up to this Mutual Separation Agreement and the attachments to this Mutual Separation Agreement, completely confidential, and that they will not disclose any information concerning the terms of this Mutual Separation Agreement, including any discussions leading up to the same, to anyone other than their respective legal and financial advisors, in Executive’s case, to his immediate family, in Employer’s case, to its Board of Directors, its direct and ultimate shareholders (to the extent required by law or any constating documents or shareholder agreements) and those required to implement the terms of this Mutual Separation Agreement, or otherwise as required by law. It should be noted that any disclosure to such permitted persons by Executive or Employer must be done in a confidential manner and any further disclosure by such parties constitutes a breach of this provision by Executive or Employer, as applicable.

16.

Executive acknowledges and agrees that he will not make any disparaging or derogatory remarks, comments or statements to anyone, whether written or verbal, about Employer or Employer’s parent, subsidiary, affiliated, associated or related entities and their respective officers, directors, employees, shareholders and agents, or his relationship with any of them. Employer acknowledges and agrees that it will not authorize or permit its management representatives to make any disparaging or derogatory remarks, comments or statements, whether written or verbal, regarding Executive in the course of their employment with Employer.

17.

Executive represents and agrees that there are no actions, applications, complaints or claims outstanding by or on behalf of Executive against Employer and/or its related or affiliated entities, or the respective directors, officers, partners, shareholders, employees or agents thereof, that no actions relating to or arising out of the facts and allegations underlying the discussions leading to this Mutual Separation Agreement will be filed by or on behalf of Executive in the future and that this Mutual Separation Agreement will serve as a full and complete defence to any such actions as may be filed by or on behalf of Executive in the future.

18.

Executive and Employer hereby declare, represent and warrant that they have obtained, or had the reasonable opportunity to obtain, independent legal advice with respect to the terms set forth in this Mutual Separation Agreement and the attachments hereto and that they have each read and fully understand them. Executive and Employer hereby declare and confirm that they are each entering into this Mutual Separation Agreement voluntarily for the purpose of making full and final settlement of all claims as aforesaid and for no other purpose.

19.	In agreeing to this Mutual Separation Agreement, Employer makes no admission of and expressly denies any liability or wrongdoing.

20.

This Mutual Separation Agreement set forth the sole and entire settlement between the parties, and fully supersedes any and all discussions, prior settlements or understandings between the parties hereto, whether verbal or written, pertaining to the subject matter of this Mutual Separation Agreement.

21.

The terms and conditions of this Mutual Separation Agreement are governed by and shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario.

22.	The parties agree that this Mutual Separation Agreement may be executed electronically and in counterpart.

EXECUTED on 11/6/2025 (Date):

Signed in the presence of: /s/ Bret Fausett _________________ Witness	/s/ Elliot Noss _________________ Elliot Noss

Bret A. Fausett

EXECUTED on 11/6/2025         (Date):

TUCOWS INC.

/s/ Laurenz M. Nienaber

Per:

    Laurenz M. Nienaber

   Chair, Tucows, Inc. Board of Directors

SCHEDULE “A”

RELEASE AND INDEMNITY

WHEREAS:

(a)	the employment of Elliot Noss (“Executive”) with Tucows Inc. (“Employer”) and its affiliated and related entities, including but not limited to Ting Fiber LLC (“Ting”), ceased on November 6, 2025;

(b)

Executive has agreed to accept the terms of settlement outlined in the Mutual Separation Agreement to which this Release and Indemnity is attached as Schedule “A” (the “Terms of Settlement”) in full settlement of all Claims (as defined below) which he may have relating to his employment with Employer and Ting or the cessation of such employment;

NOW THEREFORE THIS RELEASE AND INDEMNITY WITNESSES that, in consideration of the Terms of Settlement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive agrees as follows:

1.	Release and Indemnity

Executive hereby:

(a)	releases and forever discharges:

(i)	Employer, its current and former directors, officers, trustees, shareholders, employees, contractors and agents;

(ii)

all corporations and entities associated or affiliated with Employer, including but not limited to Ting, and their respective current and former directors, officers, trustees, shareholders, employees, contractors and agents; and

(iii)	the respective heirs, executors, administrators, other legal representatives, successors and assigns of the aforesaid corporations, individuals and other entities

(individually, a “Releasee” and, collectively, the “Releasees”) from any and all actions, causes of action, claims, proceedings, Actions, complaints and demands whatsoever, whether known or unknown, that have arisen or that may arise at any time in the future (individually, a “Claim” and, collectively, the “Claims”) arising from the employment of Executive with Employer or Ting or the cessation of such employment, including all Claims, contractual, statutory or otherwise, under any benefit plan in which Executive participated or may have been entitled to participate during his employment, and all Claims for salary, wages, commissions, incentive compensation, bonuses, stock options, shares or other securities, benefits, overtime pay, vacation pay, holiday pay, any other form of remuneration, benefit or perquisite, termination pay, severance pay, compensation in lieu of notice, damages for wrongful dismissal, any other forms of damage and reinstatement in employment, and including any express or implied right under any contract of employment, the common law, the Employment Standards Act, 2000 (Ontario), the Occupational Health and Safety Act (Ontario), the Labour Relations Act (Ontario) or any other applicable statute, law, or regulation in any jurisdictions where the Releasees operate;

(b)

agrees that he is aware of his rights under the Human Rights Code (Ontario) (or any comparable statute, law or regulation in any jurisdictions where the Releasees operate), confirms that he is not and does not intend to assert such rights or advance a Claim under the Human Rights Code (Ontario) (or any comparable statute, law or regulation in any jurisdictions where the Releasees operate) relating to his employment with Employer or Ting or the cessation of such employment, and hereby releases and forever discharges the Releasees from any such Claims;

(c)

agrees, for the benefit of the Releasees, not to make any Claim or take any proceeding in any jurisdiction with respect to any matter released and discharged herein that may result in any Claim arising against any Releasee for contribution or indemnity or other relief;

(d)

agrees to indemnify and save harmless the Releasees from and against all Claims asserted against and all losses, damages, fines, penalties, deficiencies, losses, liabilities (whether accrued, actual, contingent, latent or otherwise), costs, fees and expenses (including but not limited to interest, court costs and reasonable fees and expenses of lawyers, accountants and other experts and professionals) (collectively, the “Losses”) incurred by any of the Releasees directly or indirectly arising out of or resulting from any of the Claims described in Sections 1(a) and (b) or any breach of the covenant contained in Section 1(c);

(e)

agrees to indemnify and save harmless the Releasees from and against any and all Claims under the Income Tax Act (Canada), the Income Tax Act (Ontario), the Canada Pension Plan Act, the Employment Insurance Act (Canada), including any regulations made thereunder, and any other statute, law or regulations in any jurisdictions where the Releasees operate, for or in respect of any failure on the part of the Releasees to withhold income tax, Canada Pension Plan premiums, employment insurance premiums or benefit overpayments or any other tax, premium, payment or levy from all or any part of the said consideration and any Losses arising from any such Claims;

(f)

agrees to keep the terms of this Release and Indemnity and the Terms of Settlement and the discussions leading up to them completely confidential, and not to disclose the terms of this Release and Indemnity, the Terms of Settlement and the discussions leading up to them except to immediate family members properly cautioned, legal and financial advisors, or to the extent that disclosure is required by law;

(g)	agrees that he will not at any time make or publish any statements or comments that are directly or indirectly disparaging or defamatory of any of the Releasees;

(h)

acknowledges and agrees that the Releasees other than Employer are intended to be third party beneficiaries of this Release and Indemnity and, as such, each of such Releasees are entitled to enjoy the benefits of this Release and Indemnity and have the right to independently enforce the terms of this Release and Indemnity directly against Executive; and

(i)

to the extent necessary to entitle the Releasees to enjoy the benefits of this Release and Indemnity, appoints Employer as the trustee for such Releasees of the provisions of this Release and Indemnity that are for their benefit.

2.	Independent Legal Advice

Executive declares that he has obtained independent legal advice with respect to the Terms of Settlement as well as this Release and Indemnity and fully understands them. Executive hereby voluntarily accepts the Terms of Settlement for the purpose of making full and final compromise, adjustment and settlement of all Claims referred to above.

3.	Compliance with the Terms of Settlement

This Release and Indemnity will not apply to any Claims that Executive or Employer may have relating to the failure or the refusal of the other party to comply with the Terms of Settlement.

4.	No Admission of Liability

Executive understands and agrees that neither the Terms of Settlement nor anything contained herein nor the payment of the said consideration will be construed as an admission of liability by the Releasees.

5.	Governing Law

This Release and Indemnity is governed by and will be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

6.	Benefit

This Release and Indemnity will enure to the benefit of and be binding upon Executive and the Releasees and their respective heirs, executors, administrators, other legal representatives, successors and assigns.

7.	Entire Agreement

This Release and Indemnity along with the Terms of Settlement constitute the entire agreement between Executive and Employer with respect to the subject matter hereof. The Terms of Settlement are contractual and not a mere recital.

IN WITNESS WHEREOF Elliot Noss has executed this Release and Indemnity at 11/6/2025 , Ontario on November          , 2025.

SIGNED AND DELIVERED
Signed in the presence of: /s/ Bret Fausett _________________ Witness	/s/ Elliot Noss _________________ Elliot Noss